Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
11- 16

Contacts:	James Haddox, CFO
Kip Rupp, CFA — Investors
Reba Reid — Media
Quanta Services, Inc.
713-629-7600
QUANTA SERVICES REPORTS 2011 SECOND QUARTER RESULTS
Record twelve-month and total backlog
32 percent organic revenue growth in electric power segment
HOUSTON — Aug. 3, 2011 — Quanta Services, Inc. (NYSE: PWR) today announced results for the three and six months ended June 30, 2011. Revenues in the second quarter of 2011 were $1.01 billion compared to revenues of $870.5 million in the second quarter of 2010. For the second quarter of 2011, net income attributable to common stock was $31.8 million or $0.15 per diluted share. Net income attributable to common stock for the second quarter of 2010 was $33.0 million or $0.16 per diluted share, which included a $0.02 per diluted share effect of the loss on early extinguishment of debt resulting from the redemption of all of the company’s outstanding 3.75 percent convertible subordinated notes. Adjusted diluted earnings per share (a non-GAAP measure) were $0.19 for the second quarter of 2011 compared to $0.22 for the second quarter of 2010. Adjusted diluted earnings per share are GAAP diluted earnings per share before the impact of certain adjustments and non-cash items such as amortization of intangible assets, non-cash interest expense and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
“We believe Quanta is on the verge of a significant growth cycle, as evidenced by the 32 percent organic revenue growth in our electric power segment, as well as a 19.3 percent increase in the company’s twelve-month backlog since June 30, 2010,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Recently, pipeline and renewable activity has increased, and several projects have moved beyond regulatory gridlock with construction scheduled to begin in the fourth quarter of this year. These positive indicators support our expectations that Quanta’s revenues and profits will accelerate later this year, with momentum building into 2012.”
Revenues for the first six months of 2011 were $1.86 billion compared to $1.62 billion for the first half of 2010. For the first six months of 2011, net income attributable to common stock was $14.2 million or $0.07 per diluted share. This compares to net income attributable to common stock of $56.7 million or $0.27 per diluted share for the first six months of last year, which included a $0.02 per diluted share effect of the loss on early extinguishment of debt resulting from the redemption of all of the outstanding 3.75 percent convertible subordinated notes. Adjusted diluted earnings per share were $0.14 for the first six months of 2011 as compared to $0.37 for the first six months of 2010. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
As previously announced, Quanta completed the acquisition of Valard Construction on Oct. 25, 2010. Therefore, these reported results include the results of Valard in the three and six months ended June 30, 2011 and are compared to the pre-acquisition historical results of Quanta for the three and six months ended June 30, 2010.
RECENT HIGHLIGHTS
•	Increased Credit Facility — Yesterday, Quanta entered into an amended and restated senior secured revolving credit agreement with a syndicate of lenders led by Bank of America N.A. and Wells Fargo N.A. The amendment expands the company’s senior secured revolving credit facility from $475 million to $700 million and extends the maturity date to Aug. 2, 2016. Quanta will file a Form 8-K with the Securities and Exchange Commission further describing the amended and restated credit agreement. This filing will also be available on the company’s website at www.quantaservices.com.
•	Awarded Two CREZ Transmission Contracts — Quanta recently secured two contracts for transmission infrastructure services related to the Texas Competitive Renewable Energy Zone (CREZ) initiative. Sharyland Utilities, L.P. selected Quanta to oversee, manage and perform all construction activities related to three segments of 345,000-volt transmission lines totaling approximately 220 miles in Texas. Also, Electric Transmission Texas, LLC (ETT) executed a master agreement with Quanta for transmission and infrastructure services. ETT, a joint venture between subsidiaries of American Electric Power and MidAmerican Energy Holdings Company, will construct nearly 450 miles of transmission lines and facilities by 2013. Quanta is also working under previously announced contracts with Lower Colorado River Authority (LCRA) and Lone Star Transmission for CREZ-related transmission services.

•	Invested in Howard Midstream Energy Partners, LLC (HEP) — Quanta recently announced that it made an initial capital contribution of $35 million in exchange for an initial equity ownership interest of approximately 39 percent in HEP. San Antonio-based HEP provides midstream pipeline and construction services through its newly acquired subsidiaries, Texas Pipeline and Bottom Line Services. Both subsidiaries currently operate primarily in the Eagle Ford Shale in South Texas. The investment in HEP permits Quanta to participate in the opportunity for infrastructure growth and recurring income associated with the shale market.
•	Initiated Share Repurchase Program — In the second quarter, Quanta initiated and subsequently increased its common stock repurchase program. Under the program, Quanta’s board authorized the purchase, from time to time, of up to $150 million of its outstanding common stock. Since the program became effective on May 9, 2011, Quanta has repurchased a total of approximately 4.9 million shares in the open market for a total cost of approximately $94.5 million. All repurchases were paid for with cash on hand.
OUTLOOK
The industries Quanta serves continue to operate in challenging business environments, with regulatory and permitting issues, economic conditions and constraints on spending creating uncertainty. Management cannot predict the timing or extent of the impact that these challenging environments may have on demand for Quanta’s services, particularly in the near term. The following forward-looking statements are based on current expectations, and actual results may differ materially.
Quanta expects revenues for the third quarter of 2011 to range between $1.16 billion and $1.30 billion and diluted earnings per share to be $0.21 to $0.27. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the third quarter of 2011 to be $0.25 to $0.31. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings per share presented in this release. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $13 million for the third quarter of 2011.
Quanta expects revenues for the fourth quarter of 2011 to range between $1.28 billion and $1.44 billion and diluted earnings per share to be $0.38 to $0.42. Quanta expects adjusted diluted earnings per share for the fourth quarter of 2011 to be $0.42 to $0.46. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $12 million for the fourth quarter of 2011.
Quanta expects revenues for the full year 2011 to range between $4.3 billion and $4.6 billion and estimates diluted earnings per share for the full year 2011 to be between $0.65 and $0.75. Quanta expects adjusted diluted earnings per share for the full year 2011 to range from $0.80 to $0.90. Amortization of intangibles and non-cash stock compensation expense is forecasted to be approximately $50 million for the full year 2011.
Quanta Services has scheduled a conference call for Aug. 3, 2011, at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9771 at least ten minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Aug. 10, 2011, and may be accessed at 303-590-3030, using the pass code 4458904#. For more information, please contact Kip Rupp by calling 713-341-7260 or email investors@quantaservices.com.
The non-GAAP measures in this press release and on the company’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.
Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
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Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues and earnings per share and other projections of financial and operating results and capital expenditures; growth or opportunities in particular markets; the expected value of, and the scope, services, term and results of any related projects awarded under, agreements for services to be provided by Quanta; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers; potential opportunities that may be indicated by bidding activity; the potential benefit from acquisitions; the financial flexibility afforded by our amended and restated credit facility and the effect on our growth opportunities; statements relating to the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of existing or pending projects, including as a result of weather, regulatory or environmental processes or capital constraints that may impact our customers; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the successful negotiation, execution, performance and completion of pending and existing contracts; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations in whole or in part; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies, such as cross-selling opportunities, from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; growth outpacing infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations and the ability to complete future acquisitions; liabilities associated with union plans, including underfunding of liabilities; potential liabilities relating to occupational health and safety matters; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; risks associated with our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2010, Quanta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2011 and 2010
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$1,010,914	$870,502	$1,859,873	$1,618,785
Cost of services (including depreciation)	856,824	714,465	1,634,892	1,333,606

Gross profit	154,090	156,037	224,981	285,179
Selling, general and administrative expenses	89,489	82,122	181,030	163,126
Amortization of intangible assets	6,871	9,090	13,137	14,938

Operating income	57,730	64,825	30,814	107,115
Interest expense	(255)	(1,527)	(510)	(4,391)
Interest income	249	379	535	748
Loss on early extinguishment of debt	—	(7,107)	—	(7,107)
Other income (expense), net	199	(479)	134	(108)

Income before income taxes	57,923	56,091	30,973	96,257
Provision for income taxes	23,610	22,768	12,965	38,834

Net income	34,313	33,323	18,008	57,423
Less: Net income attributable to noncontrolling interests	2,512	337	3,801	693

Net income attributable to common stock	$31,801	$32,986	$14,207	$56,730

Earnings per share attributable to common stock:
Basic earnings per share	$0.15	$0.16	$0.07	$0.27

Diluted earnings per share	$0.15	$0.16	$0.07	$0.27

Weighted average shares used in computing earnings per share:
Basic	214,827	209,399	214,670	208,991

Diluted	215,023	211,082	215,606	210,667

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$380,382	$539,221
Accounts receivable, net	813,057	766,387
Costs and estimated earnings in excess of billings on uncompleted contracts	109,304	135,475
Inventories	62,216	51,754
Prepaid expenses and other current assets	111,621	103,527

Total current assets	1,476,580	1,596,364
PROPERTY AND EQUIPMENT, net	938,567	900,768
OTHER ASSETS, net	127,360	88,858
OTHER INTANGIBLE ASSETS, net	186,477	194,067
GOODWILL	1,563,871	1,561,155

Total assets	$4,292,855	$4,341,212

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$1,215	$1,327
Accounts payable and accrued expenses	410,262	415,947
Billings in excess of costs and estimated earnings on uncompleted contracts	92,483	83,121

Total current liabilities	503,960	500,395
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	485,614	473,898

Total liabilities	989,574	974,293

TOTAL STOCKHOLDERS’ EQUITY	3,298,587	3,365,555
NONCONTROLLING INTERESTS	4,694	1,364

TOTAL EQUITY	3,303,281	3,366,919

Total liabilities and equity	$4,292,855	$4,341,212

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Six Months Ended June 30, 2011 and 2010 (In thousands, except percentages) (Unaudited)
Segment Results
We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
Revenues:
Electric Power	$667,082	66.0%	$463,350	53.2%	$1,233,543	66.3%	$920,171	56.9%
Natural Gas and Pipeline	209,658	20.7	263,120	30.3	386,481	20.8	452,054	27.9
Telecommunications	106,422	10.5	117,662	13.5	185,815	10.0	195,888	12.1
Fiber Optic Licensing	27,752	2.8	26,370	3.0	54,034	2.9	50,672	3.1

Consolidated revenues	$1,010,914	100.0%	$870,502	100.0%	$1,859,873	100.0%	$1,618,785	100.0%

Operating income (loss):
Electric Power	$70,082	10.5%	$50,389	10.9%	$101,400	8.2%	$90,206	9.8%
Natural Gas and Pipeline	(1,190)	(0.6)	25,896	9.8	(38,183)	(9.9)	44,270	9.8
Telecommunications	9,039	8.5	7,694	6.5	5,427	2.9	6,894	3.5
Fiber Optic Licensing	13,182	47.5	13,880	52.6	25,217	46.7	25,999	51.3
Corporate and Non-Allocated Costs	(33,383)	N/A	(33,034)	N/A	(63,047)	N/A	(60,254)	N/A

Consolidated operating income	$57,730	5.7%	$64,825	7.4%	$30,814	1.7%	$107,115	6.6%

Backlog
Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. Backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. In many instances, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur.
The following table presents our total backlog by reportable segment as of June 30, 2011 and March 31, 2011 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date:

	Backlog as of
	June 30, 2011		March 31, 2011
	12 Month	Total	12 Month	Total
Electric Power	$2,203,531	$4,756,157	$1,883,151	$4,344,347
Natural Gas and Pipeline	522,385	1,160,936	668,664	1,257,073
Telecommunications	349,725	568,953	310,336	533,518
Fiber Optic Licensing	98,275	414,692	95,228	425,774

Total	$3,173,916	$6,900,738	$2,957,379	$6,560,712

Quanta Services, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Three and Six Months Ended June 30, 2011 and 2010 (In thousands, except per share information) (Unaudited)
The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. More particularly, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash interest expense varies from period to period depending on the amount of the convertible subordinated notes outstanding during the period; (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period; (iv) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (v) the loss on early extinguishment of debt is a non-recurring expense that occurred as a result of Quanta’s redemption of all of its 3.75% convertible subordinated notes in the second quarter of 2010.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$31,801	$32,986	$14,207	$56,730
Adjustments: Impact of loss on early extinguishment of debt, net of tax (a)	—	4,493	—	4,493

Adjusted net income attributable to common stock before certain non-cash adjustments	31,801	37,479	14,207	61,223
Non-cash stock-based compensation, net of tax	3,632	3,514	7,012	7,175
Non-cash interest expense, net of tax	—	368	—	1,107
Amortization of intangible assets, net of tax	4,569	5,545	8,690	9,112

Adjusted net income attributable to common stock after certain non-cash adjustments	40,002	46,906	29,909	78,617
Effect of convertible subordinated notes under the “if- converted” method — interest expense addback, net of tax	—	463	—	1,412

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$40,002	$47,369	$29,909	$80,029

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	214,827	209,399	214,670	208,991
Effect of dilutive stock options	129	151	141	144
Effect of shares held in escrow	67	1,532	795	1,532
Effect of convertible subordinated notes under the “if converted” method — weighted convertible shares issuable	—	3,101	—	4,749

Weighted average shares outstanding for adjusted diluted earnings per share	215,023	214,183	215,606	215,416

Adjusted diluted earnings per share	$0.19	$0.22	$0.14	$0.37

(a)	Reflects the elimination of the loss on early extinguishment of debt associated with the May 14, 2010 redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes.